EXHIBIT D

November 6, 2008

PERSONAL AND CONFIDENTIAL

Rick Barry

Jay Sherwood

Eric Sippel

Eastbourne Capital Management L.L.C.

1101 Fifth Avenue, Suite 370

San Rafael, CA 94901-2916

Gentlemen:

We hereby confirm the agreement to amend the letter agreement between GCA Savvian Advisors, LLC (“Savvian”, “we”, or “us”) and Eastbourne Capital Management L.L.C. (“Eastbourne” or “you”) dated September 24, 2008 (the “Letter Agreement”) with respect to the engagement of Savvian by Eastbourne to act as your exclusive financial advisor in connection with your ownership of the Amylin Holdings. All capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Letter Agreement.

1. Paragraph 2(a)(i) of the Letter Agreement is hereby amended to read in its entirety as follows:

(i)

In the event that an Amylin Holdings Sale is based upon an Amylin Holdings Sale Value Per Share (as hereinafter defined) greater than $9.27, which is the average closing price per share of Amylin Common Stock (on an as-converted or as-exercised basis, as appropriate) for the 10 trading days up to and including the date hereof (as adjusted for any share splits or reclassifications, the “Base Price Per Share”), the Incentive Fee shall equal:

(A)       with respect to each Amylin Holdings Sale with an Amylin Holdings Sale Value Per Share of up to $20.00 (as adjusted for any share splits or reclassifications), three percent (3%) of (I) the excess of the Amylin Holdings Sale Value Per Share (as hereinafter defined) over the Base Price Per Share multiplied by (II) the lesser of (a) the number of shares of the Amylin Holdings involved in such Amylin Holdings Sale or (b) the number of shares of the Amylin Holdings with respect to which an Incentive Fee shall not theretofore have been paid, plus

(B)      with respect to each Amylin Holdings Sale with an Amylin Holdings Sale Value Per Share of $20.00 or more, the product of (I) the sum of (a) $0.3219, which is three percent (3%) of the difference between $20.00 (as adjusted for any share splits or reclassifications) and the Base Price Per Share and (b) five percent (5%) of the excess of the Amylin Holdings Sale Value Per Share over $20.00 (as adjusted for any share splits or reclassifications) multiplied by (II) the lesser of (a) the number of shares of the Amylin Holdings involved in such Amylin Holdings Sale or (b) the number of shares of the Amylin Holdings with respect to which an Incentive Fee shall not theretofore have been paid.

For the purposes of this calculation and except as provided in subparagraph (iii) of this Section 2(a), the “Amylin Holdings Sale Value Per Share” shall equal the aggregate amount actually realized by you as a result of an Amylin Holdings Sale per share of Amylin Common Stock (on an as-converted or as-exercised basis, as appropriate). For example, in the event that the Base Price Per Share were $10.00 and you sell 100,000 shares of the Amylin Holdings in an Amylin Holdings Sale for $15.00 per share, the Incentive Fee shall equal $15,000.

In the event that an Amylin Holdings Sale is based upon an Amylin Holdings Sale Value Per Share less than or equal to the Base Price Per Share, there shall be no Incentive Fee payable to Savvian with respect to those shares sold in such Amylin Holdings Sale.

2. All other terms and provisions of the Letter Agreement shall remain operative and in full force and effect.

If the foregoing terms of the amendment of the Letter Agreement are satisfactory to you, please sign the enclosed copy of this letter and return it to us.

GCA SAVVIAN ADVISORS, LLC

By:

Name: Todd Carter
Title:   Managing Director

ACCEPTED AND AGREED as of the

Date First Written Above:

EASTBOURNE CAPITAL MANAGEMENT, L.L.C.

By:

Name: Eric M. Sippel
            Chief Operating Officer

September 24, 2008

PERSONAL AND CONFIDENTIAL

Rick Barry

Jay Sherwood

Eric Sippel

Eastbourne Capital Management L.L.C.

1101 Fifth Avenue, Suite 370

San Rafael, CA 94901-2916

Gentlemen:

Pursuant to our recent discussions, I am pleased to confirm the understanding and agreement between GCA Savvian Advisors, LLC (“Savvian”, “we”, or “us”) and Eastbourne Capital Management L.L.C. (“Eastbourne” or “you”) with respect to the engagement of Savvian by Eastbourne to act as your exclusive financial advisor in connection with your equity ownership of 17,200,000 shares of Common Stock (as adjusted for any share splits or reclassifications, the “Amylin Holdings”) of Amylin Pharmaceuticals, Inc. (“Amylin”).

2.	Financial Advisory Services.

During the term of our engagement we will provide you with financial advice and assistance, which may include: (a) creating a detailed analysis of the business, strategic alternatives, and valuation of Amylin; (b) providing financial advice to you regarding the maximization of the value of the Amylin Holdings; and (c) performing such other investment banking and financial advisory services as Savvian and you may from time to time agree.

Any advice or opinions provided by Savvian may not be disclosed or referred to publicly or to any third party, except (i) as required by law, regulation, legal or judicial process or any governmental or regulatory authority, (ii) in any filings made by you or your affiliates pursuant to the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated thereunder to the extent such disclosure is required thereunder in the reasonable opinion of your legal counsel or (iii) in accordance with our prior written consent (which shall not be unreasonably withheld or delayed). You also understand that Savvian is not undertaking to provide any legal, accounting, or tax advice in connection with our engagement hereunder.

3.	Compensation.

(a) Incentive Fee. If, during the term of our engagement or at any time within 18 months after the effective date of termination of our engagement, whether in one or a series of transactions, you sell, exchange, or otherwise dispose of, or receive proceeds from a third-party (excluding Amylin ordinary dividends) with respect to, some or all of the Amylin Holdings (an “Amylin Holdings Sale”) or Savvian exercises the Incentive Fee Option (as hereinafter defined), you shall pay to Savvian an Incentive Fee in cash via wire transfer as follows:

(i)

In the event that an Amylin Holdings Sale is based upon an Amylin Holdings Sale Value Per Share (as hereinafter defined) greater than $20.65, which is the average closing price per share of Amylin Common Stock (on an as-converted or as-exercised basis, as appropriate) for the 10 trading days immediately prior to the date hereof (as adjusted for any share splits or reclassifications, the “Base Price Per Share”), the Incentive Fee shall equal:

(A)       with respect to each Amylin Holdings Sale with an Amylin Holdings Sale Value Per Share of up to $30.00 (as adjusted for any share splits or reclassifications), three percent (3%) of (I) the excess of the Amylin Holdings Sale Value Per Share (as hereinafter defined) over the Base Price Per Share multiplied by (II) the lesser of (a) the number of shares of the Amylin Holdings involved in such Amylin Holdings Sale or (b) the number of shares of the Amylin Holdings with respect to which an Incentive Fee shall not theretofore have been paid, plus

(B)      with respect to each Amylin Holdings Sale with an Amylin Holdings Sale Value Per Share of $30.00 or more, (I) the sum of (a) $0.2805, which is three percent (3%) of the difference between $30.00 (as adjusted for any share splits or reclassifications) and the Base Price Per Share and (b) five percent (5%) of the excess of the Amylin Holdings Sale Value Per Share over $30.00 (as adjusted for any share splits or reclassifications) multiplied by (II) the lesser of (a) the number of shares of the Amylin Holdings involved in such Amylin Holdings Sale or (b) the number of shares of the Amylin Holdings with respect to which an Incentive Fee shall not theretofore have been paid.

For the purposes of this calculation and except as provided in subparagraph (iii) of this Section 2(a), the “Amylin Holdings Sale Value Per Share” shall equal the aggregate amount actually realized by you as a result of an Amylin Holdings Sale per share of Amylin Common Stock (on an as-converted or as-exercised basis, as appropriate). For example, in the event that the Base Price Per Share were $20.00 and you sell 100,000 shares of the Amylin Holdings in an Amylin Holdings Sale for $25.00 per share, the Incentive Fee shall equal $15,000.

In the event that an Amylin Holdings Sale is based upon an Amylin Holdings Sale Value Per Share less than or equal to the Base Price Per Share, there shall be no Incentive Fee payable to Savvian with respect to those shares sold in such Amylin Holdings Sale.

(ii)

You shall pay the Incentive Fee to Savvian immediately upon the completion of each Amylin Holdings Sale to which such fee relates and immediately upon each exercise of the Incentive Fee Option (as hereinafter defined).

(iii)

Savvian shall have options (collectively, the “Incentive Fee Option”) to receive payment from you of all or any portion of the Incentive Fee not theretofore paid during the period from (A) the date which is 10 days after the date of Amylin’s 2009 annual meeting of shareholders to (B) December 31, 2010 (the “Option Exercise Period”). The Incentive Fee Option may be exercised by Savvian at any time or from time to time during the Option Exercise Period by specifying the number of remaining shares of the Amylin Holdings with respect to which an Incentive Fee shall not theretofore have been paid that are being selected by Savvian to be the subject of the Incentive Fee Option (the “Designated Number of Shares”). Eastbourne shall have the option of selling all or a portion of the Designated Number of Shares (the “Sold Shares”). The Incentive Fee for the Sold Shares shall be calculated as set forth in section 2(a)(i). If the Sold Shares are less than the Designated Number of Shares, then the difference shall be the “Remaining Shares” and the Incentive Fee for the Remaining Shares shall be calculated as set forth in section 2(a)(iv).

(iv)

For purposes of calculating the amount of the Incentive Fee payable upon an exercise of the Incentive Fee Option with respect to the Remaining Shares, the “Amylin Holdings Sale Value Per Share” shall equal the average closing price of Amylin Common Stock for the period equal to the shorter of (W) 10 trading days immediately subsequent to the date of such exercise of the Incentive Fee Option and (X) the period from and including the first trading day subsequent to such exercise of the Incentive Fee Option to and including the trading day immediately prior to the next Amylin Holdings Sale; and the “number of shares of the Amylin Holdings involved in the Amylin Holdings Sale” shall be the lesser of (Y) the number of shares of Amylin Common Stock specified by Savvian upon the relevant exercise of the Incentive Fee Option or (Z) the number of shares of the Amylin Holdings with respect to which an Incentive Fee shall not theretofore have been paid .

To the extent the consideration to be received for all or a portion of the Amylin Holdings or otherwise in connection with an Amylin Holdings Sale consists of securities of another company, (i) in the event such securities are publicly traded, the value of such securities to be used to calculate the Amylin Holdings Sale Value Per Share shall be based on the closing price of such securities on the closing date of such Amylin Holdings Sale, and (ii) in the event such securities are not publicly traded, the value of such securities to be used to calculate such Amylin Holdings Sale Value Per Share shall be an amount agreed to by you and us in writing.

If a transaction is announced whereby Amylin stockholders are scheduled to receive securities of another issuer (the “Acquiror”) that are publicly traded (a “Stock Deal”) and Eastbourne shorts securities of the Acquiror, then that short sale shall be considered an Amylin Holdings Sale of the number of shares equal to the number of shares of the Amylin Holdings that are exchangeable for the number of shares of securities of the Acquiror that Eastbourne has sold short.

If at any time after the date of this Agreement Eastbourne purchases additional shares of Common Stock of Amylin, they shall not be considered Amylin Holdings. If, thereafter, Eastbourne sells any shares of Common Stock of Amylin they will be considered to be Amylin Holdings until there are no more shares of Amylin Holdings (that is, for these purposes the first in first out method shall be used to determine which shares are sold).

4.	Reimbursement of Expenses.

You also agree to reimburse us periodically, upon request, and upon termination of our services pursuant to this agreement for our reasonable out-of-pocket expenses, including travel costs, document production and other expenses of this type as well as the reasonable fees of our attorneys and those of any other adviser retained by Savvian arising in connection with any matter referred to in this agreement. Such advisers, other than our attorneys, shall not be engaged without your prior written consent (which may not be unreasonably withheld). Such expenses shall not exceed $50,000 without Eastbourne’s consent, which shall not be unreasonably withheld.

5.	Indemnification; Independent Contractor.

Because Savvian will be acting for your benefit in connection with our services pursuant to this agreement, you agree to indemnify Savvian and certain other persons as set forth in the indemnification agreement attached hereto and incorporated by reference. It is understood that Savvian’s responsibility to you is solely contractual in nature and that Savvian does not owe you, or any other party, any fiduciary duty as a result of our engagement.

6.	Representations and Warranties of Eastbourne.

You represent and warrant to Savvian that:

(a)

You have taken no action that would give any brokers, representatives, finders or other persons an interest in the compensation due to Savvian in connection with any transaction contemplated hereby; and

(b)

This agreement does not violate or constitute a breach or default under any contract, agreement, arrangement or understanding, whether written or oral, to which you or any of your affiliates is a party or by which any of your or their assets is bound.

7.	Publicity.

You agree that, with your prior consent, which shall not be unreasonably withheld, Savvian shall have the right to describe its services to you hereunder in Savvian’s advertisements, if any. If requested by Savvian, you shall include a mutually acceptable reference to Savvian in the press release (or other public announcement), if any, made by you announcing any event related to Savvian’s services to you hereunder.

8.	Term.

Our services hereunder may be terminated with or without cause on prior written notice by you or by us at any time and without liability or continuing obligation to you or to us; provided that the provisions of the attached indemnification agreement and Sections 2 (Compensation), 3

(Reimbursement of Expenses – with respect to expenses incurred by Savvian up to the date of termination), 4 (Indemnification; Independent Contractor), 6 (Publicity), 7 (Term) and 8 (Miscellaneous) shall survive the termination of this agreement.

9.	Miscellaneous.

This agreement may not be assigned by either party without the prior written consent of the other party. This agreement shall be binding upon and inure to the benefit of the parties hereto and, subject to the immediately preceding sentence, their respective successors and permitted assigns. This agreement is solely for the benefit of Savvian and you and is not intended to create rights or obligations of either party for the benefit of third parties, including without limitation the creditors of Eastbourne. In order to coordinate the efforts to effect a transaction satisfactory to you during the term of Savvian’s engagement, in the event that you or your affiliates initiate or receive any meaningful inquiry or are otherwise aware of the interest of any third party concerning any transaction related to the Amylin Holdings, you agree to inform Savvian promptly of the identity of such third party and its interest and request that Savvian perform its services as contemplated hereunder with respect to such potential transaction. This agreement, together with the attached indemnification agreement, constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements with respect thereto. This agreement may not be amended except in writing signed by both of the parties, has been duly authorized and executed by each of the parties hereto and constitutes the legal and binding obligation of each such party. This agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to the principles of conflicts of law. You agree to submit to the exclusive jurisdiction and venue of any State or Federal court sitting in the City and County of San Francisco, California over any action, suit or proceeding arising out of or relating to this agreement (including the attached indemnification agreement). You waive any objection to the laying of venue of any such action brought in any such court and any claim that any such action has been brought in an inconvenient forum. You agree that a final, non-appealable, judgment in any such action brought in any such court shall be conclusive and binding upon you and may be enforced in any other court having jurisdiction over you by suit upon such judgment. Each of Savvian and Eastbourne (each on its own behalf and, to the extent permitted by law, on behalf of its respective affiliates) waives any right to trial by jury in any action, suit or proceeding with respect to Savvian’s engagement as financial advisor or its role in connection herewith. Information provided by you in connection with this Agreement shall be kept confidential and shall only be used by us for purposes of our engagement hereunder. The parties acknowledge that Eastbourne, in its capacity as investment manager for Black Bear Fund I, L.P., Black Bear Fund II, L.L.C., and Black Bear Offshore Master Fund, L.P. (the “Funds”), is engaging Savvian hereunder and that any amounts payable hereunder shall be the obligation of the Funds (or, if paid by Eastbourne, then Eastbourne shall be reimbursed by the Funds). Notwithstanding the foregoing and irrespective of whether it is reimbursed therefor by the Funds, Eastbourne shall be and remain liable to Savvian for all amounts payable hereunder and for satisfaction of all other obligations of Eastbourne hereunder.

If the terms of our engagement as set forth in this agreement are satisfactory, please sign the enclosed copy of this letter agreement and the attached indemnification agreement and return them to us.

We look forward to working with you on this important engagement.

GCA SAVVIAN ADVISORS, LLC

By:

Name: Todd Carter
Title:   Managing Director

Eastbourne Capital Management, L.L.C. hereby engages Savvian on the terms set forth above as of the

Date First Written Above:

EASTBOURNE CAPITAL MANAGEMENT, L.L.C.

By:

Name: Eric M. Sippel
            Chief Operating Officer